Exhibit 4.7


                           FORM OF AGREEMENT TO NOVATE
            Obligations under Financial Lease Agreement No. [number]
                            dated [date of agreement]

THIS AGREEMENT TO NOVATE OBLIGATIONS UNDER FINANCIAL LEASE AGREEMENT No. [number] dated [date of agreement] (this "Novation Agreement") is made on January 29, 2004, by and between:

(1) OPEN JOINT STOCK COMPANY RTC-LEASING ("RTC-Leasing"), located at: 5 Delegatskaya, Moscow 127091, Russian Federation, represented by GeneralDirector Director Mikhail Grigorievich Trufanov who is acting under the Charter, and

(2)  OPEN JOINT STOCK COMPANY OF LONG DISTANCE AND INTERNATIONAL
     TELECOMMUNICATIONS ROSTELECOM ("Rostelecom"), located at: 5 Delegatskaya, Moscow 127091, Russian Federation, represented by General Director Dmitry Yevgenievich Yerokhin who is acting under the Charter,

(jointly referred to as the "Parties" and individually, as a "Party").

PREAMBLE

WHEREAS:

     - On [date of agreement], RTC-Leasing as lessor and Rostelecom as lessee entered into Financial Lease Agreement No. [number] (with subsequent amendments, dated [dates of amendments] (hereinafter, the "Lease Agreement") whereunder RTC-Leasing undertook an obligation to Rostelecom to acquire title to the property specified by Rostelecom from the seller specified by Rostelecom and to provide such property to Rostelecom for temporary possession and use, while Rostelecom undertook an obligation to make lease payments in favor of RTC-Leasing;

     - As of the date hereof (the "Execution Date"), RTC-Leasing has performed its obligations to acquire the property specified in the Lease Agreement and to provide such property to Rostelecom on the terms of the Lease Agreement;

     - As of the Execution Date, the aggregate amount of the lease payments due from Rostelecom in favor of RTC-Leasing is [amount], including value-added tax of [amount] (the "Debt Amount"); and

     - the Parties intend to terminate Rostelecom's obligation under the Lease Agreement to make lease payments in favor of RTC-Leasing (the "Initial Obligation") by way of replacing it with a different obligation, to transfer title to the property specified in the Lease Agreement and to terminate the Lease Agreement;

THEREFORE THE PARTIES AGREE AS FOLLOWS:
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1.   DEFINITIONS AND CONSTRUCTION

1.1  Definitions

     When used herein, the following terms shall have the following meanings:

     "Execution Date" shall have the meaning specified in the Preamble.

     "Interest Payment Date" shall mean January 29, April 29, July 29, and October 29, of each year as long as the Loan Amount remains outstanding.

     "Lease Agreement" shall have the meaning specified in the Preamble.

     "Borrower's Obligation" shall mean the borrower's obligation of Rostelecom to repay the Loan Amount to RTC-Leasing arising out of this Novation Agreement.

     "Final Payment Date" shall mean June 30, 2038.

     "Initial Obligation" shall have the meaning specified in the Preamble.

     "Interest Period" shall mean the period of time during which interest is accrued on the outstanding Loan Amount pursuant to Article 5.3.

     "Business Day" shall mean any day except Saturdays and Sundays and except any other day when Moscow banks are entitled or obliged not to perform transactions.

     "Debt Amount" shall have the meaning specified in the Preamble.

     "Loan Amount" shall mean the cash amount equivalent to the Debt Amount and due from Rostelecom in favor of RTC-Leasing as a result of the novation of the Initial Obligation on the terms hereof.

1.2  Construction

     In this Novation Agreement, unless otherwise expressly implied:

     (i) words used in the singular also include such words in the plural, and vice versa;

     (ii) headings in this Novation Agreement are used for ease of reference only and shall not affect the construction hereof;

     (iii) a reference to any Article, Preamble or Party shall be a reference to the relevant Article or Preamble of or Party to this Novation Agreement;

     (iv) a reference to a person shall include a reference to an individual, joint stock company, limited liability company, commonwealth, company, partnership, corporation, association or any other corporate entity and any government or municipal authority;

     (v) a reference to a person shall also include a reference to the legal and contractual successors to such person; and

     (vi) any action to be performed hereunder on a certain calendar date not falling on a Business Day shall be performed on the Business Day immediately prior to such calendar date.

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2.   NOVATION

2.1 The Initial Obligation shall be hereby replaced with the Borrower's Obligation to be performed by Rostelecom in favor of RTC-Leasing on the terms hereof.

2.2 As of the Execution Date, the Initial Obligation and any provisions of the Lease Agreement determining the procedure and deadlines for the performance of the Initial Obligation shall be deemed terminated and the Borrower's Obligation shall be deemed to have arisen. The Parties hereby acknowledge that the termination of the Initial Obligation shall constitute grounds for the transfer of title to the property provided to Rostelecom under the Lease Agreement and for the execution of the acknowledgment of transfer of title as determined in Clause 5.6 of the Lease Agreement.

3.   BORROWER'S OBLIGATION

     Rostelecom shall repay, to RTC-Leasing, cash in the Loan Amount and pay interest on the Loan Amount by the deadlines and on the terms specified herein.

4.   LOAN AMOUNT REPAYMENT

     Rostelecom shall fully return the Loan Amount to RTC-Leasing in one payment on the Final Payment Date.

5.   INTEREST PAYMENTS

5.1 On each Interest Payment Date, Rostelecom shall pay, to RTC-Leasing, interest accrued on the Loan Amount over the past Interest Period.

5.2 The interest rate shall be one-tenth of one percent (0.1%) per annum. The interest rate shall be calculated with respect to the actual number of calendar days a year (365 or 366, respectively) and on the basis of the actual number of days that elapsed during the relevant Interest Period.

5.3 The period during which the Loan Amount remains outstanding shall be divided into successive Interest Periods, provided that (i) each Interest Period except the last Interest Period shall equal three (3) months; (ii) the first Interest Period shall commence on the Execution Date and end on the next Interest Payment Date, and each subsequent Interest Period shall commence on the day following the relevant previous Interest Payment Date and end on the next Interest Payment Date; and (iii) the last Interest Period shall commence on the day following the relevant previous Interest Payment Date and end on the Final Payment Date. Interest shall be accrued daily on the outstanding portion of the Loan Amount for the relevant Interest Period.

6.   PAYMENTS

6.1 Rostelecom shall make payments to repay the Loan Amount and pay interest by remitting cash due to RTC-Leasing to the bank account of RTC-Leasing. RTC-Leasing shall give prior notice in writing to Rostelecom specifying its banking details. The obligations of Rostelecom to pay the Loan Amount and the interest accrued shall be deemed discharged as of the moment cash is credited to the correspondent account of the bank specified by RTC-Leasing.

6.2 Rostelecom shall make all payments hereunder without any withholdings or deductions other than in amounts, if any, provided for by applicable law.

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6.3  Payments received by RTC-Leasing from Rostelecom hereunder shall be used to repay the indebtedness of Rostelecom hereunder in the following order:

     (i)  unpaid costs of RTC-Leasing, if any, to recover amounts due hereunder;

     (ii) penalty amount;

     (iii) interest on the Loan Amount; and

     (iv) principal outstanding Loan Amount.

7.   DEFAULT

7.1 In the event Rostelecom fails to pay any amount hereunder when due RTC-Leasing shall have the right to demand that Rostelecom pay a late penalty at a rate of point fifteen percent (0.15%) per annum of the overdue amount and Rostelecom shall pay such penalty within ten (10) Business Days of the date of such demand. The said penalty shall be accrued until the date Rostelecom actually makes the payment.

7.2  For the avoidance of doubt accrual of interest at the rate specified in
     Article 5.2 on any amount due to RTC-Leasing and not paid by Rostelecom when due shall terminate and the penalty specified in Article 7.1 above shall be accrued.

8.   ADDITIONAL OBLIGATIONS OF THE PARTIES

8.1 Rostelecom guarantees to RTC-Leasing and shall have the obligations undertaken by Rostelecom hereunder treated at any time as coming under at least the same order of priority as all the present and future outstanding unsecured obligations created or assumed by Rostelecom.

8.2 Each Party shall promptly notify the other Party in writing about any information or documents related to any event or circumstance arising after the Execution Date that leads or may lead to a default on any obligation hereunder and shall perform any reasonable commercial actions to cure such event or circumstance.

9.   CONFIDENTIAL INFORMATION AND PUBLIC STATEMENTS

9.1 Without prejudice to the provisions of Article 9.2 each Party shall, for the duration of the term hereof, preserve confidentiality with respect to the content of this Novation Agreement and the content of any information related to the Parties' business relations, counterparties, financial or other aspects of operations, and neither Party may, without the other Party's prior consent in writing, directly or indirectly disclose the content of such information in full or in part with the exception of disclosures of information: (i) as expressly directed under applicable law or stock exchange rules and/or (ii) to its officers and employees directed by the Parties to be involved in the making or performance of this Novation Agreement and/or (iii) to legal and financial advisors providing services to either of the Parties provided such advisors undertake obligations not to disclose the content of such information to third parties and/or (iv) where such information becomes generally available for reasons not related to a default under paragraphs (i), (ii) and (iii) above.

9.2 Neither Party may publicly present any reports, make any statements or publish any press releases for the general public with respect to this Novation Agreement without the other Party's prior consent which may not be unreasonably withheld. If either of the Parties is unable to obtain the other Party's consent to a public report, statement or press release and such report, statement or press release is required under applicable law or is directed by

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     government agencies, stock exchange rules or accepted practice so as to perform disclosure obligations, such Party shall have the right to present, make or publish such report, statement or press release and immediately dispatch copies of such documents to the other Party.

10.  FORCE MAJEURE

10.1 In the event either Party cannot perform its obligations hereunder due to the occurrence of any event or circumstance which is beyond the control of such Party and which it was impossible to foresee as of the date hereof, including any change of applicable law and any action or inaction of government agencies, the term for the performance by such Party of its obligations hereunder shall be extended for the duration of the term of such circumstance or event.

10.2 Neither Party may refer to circumstances or events specified in Article
     10.1 if such Party fails to notify the other Party about such circumstances or events within ten (10) Business Days of the date of their occurrence.

11.  ASSIGNMENT

     Neither Party may assign or transfer its rights or obligations hereunder and/or the Borrower's Obligation without the other Party's prior consent in writing.

12.  NOTICES

     Any notice or other communication hereunder or in connection herewith shall be made in writing and delivered in person or dispatched by registered mail or sent by tested facsimile with confirmation of receipt to the proper number of the Party which is to receive such notice or communication at its address specified in this Article 12 or to another address notified by such Party to the other Party in writing:

     To RTC-Leasing:

     OJSC RTC-Leasing
     42-2A Ulitsa Schepkina
     Moscow 129110
     Russian Federation
     Fax: (095) 777-0333
     Attn: General Director

     To Rostelecom:

     OJSC Rostelecom
     14, 1-ya Tverskaya-Yamskaya
     Moscow 125047
     Russian Federation
     Fax: (095) 787-2850
     Attn: Financial Director
     Cc: Chief, Treasury Department

13.  SETTLEMENT OF DISPUTES

     In the event differences arise in relation to the performance of obligations hereunder the Parties shall do their utmost to settle such disputes by negotiation. In the event the Parties are unable to settle a dispute within thirty (30) days of the date of its occurrence such dispute shall be settled by the Arbitrazh Court of City of Moscow.

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14.  MISCELLANEOUS

14.1 Each Party shall itself pay its costs and expenses incurred in connection with the discussion, preparation, execution and performance by the Parties of this Novation Agreement.

14.2 Amendments and additions to this Novation Agreement shall be legally valid provided they are made in writing and signed by the Parties' duly authorized representatives.

14.3 This Novation Agreement shall enter into force as of the Execution Date and shall remain in force pending performance by the Parties of all their obligations hereunder.

14.4 This Novation Agreement is made in two counterparts of equal legal validity, one counterpart per Party.

     In witness whereof this Novation Agreement is signed by duly authorized representatives of the Parties:

For RTC-Leasing                                   For Rostelecom

---------------------------------                 ------------------------------
Mikhail Grigorievich Trufanov                     Dmitry Yevgenievich Yerokhin
General Director                                  General Director

---------------------------------                 ------------------------------
Natalia Yevgenievna Kolesnikova                   Alexander Alexandrovich Lutsky
Chief Accountant                                  Chief Accountant

Seal                                              Seal

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